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                                                                  EXHIBIT (k)(2)


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                               FIRST AMENDMENT TO
                              THE ZWEIG FUND, INC.
                            ADMINISTRATION AGREEMENT

         First Amendment, dated as of July 1, 1995, to the Administration Agreement (the "Administration Agreement") dated as of September 1, 1989, by and between The Zweig Fund, Inc., a Maryland corporation (the "Fund") and Zweig/Glaser Advisers, a New York general partnership (the "Administrator").

         WHEREAS, the Fund has retained Zweig/Glaser Advisers as the Fund's administrator pursuant to the Administration Agreement;

         WHEREAS, Paragraph 3 of the Administration Agreement provides that the Fund shall pay the Administrator a fee at the annual rate of .15 of 1% of the average daily net assets of the Fund during the previous month; and

         WHEREAS, the Fund and the Administrator desire to reduce such fee and amend Paragraph 3 of the Administrator Agreement in the manner described below;

         NOW, THEREFORE, in consideration of the foregoing and mutual covenants herein contained, the parties agree as follows:

1. The first sentence of Paragraph 3 of the Administration Agreement is hereby deleted in its entirety and shall read as follows:

"As full compensation for the services performed and the facilities furnished by the Administrator, the Fund shall pay the Administrator a fee at the annual rate of .13 of 1% of the average daily net assets of the Fund during the previous month."



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2.       Except as amended hereby and expressly hereinabove provided, the
Administration Agreement shall continue in full force and effect, subject to and in accordance with the provisions of Paragraph 9 of the Administration Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their officers thereunto duly authorized as of the day and year first above written.

                                            THE ZWEIG FUND, INC

                                            By: /s/ Martin E. Zweig
                                                     President

                                            ZWEIG/GLASER ADVISERS

                                            By: Zweig Management Corp.,
                                                     a partner

                                            By: /s/ Martin E. Zweig
                                                     President

                                            By: Glaser Corp., a partner

                                            By: /s/ Rosalind Glaser
                                                     President